Exhibit p 14

CODE OF ETHICS

CANDRIAM BELGIUM

Effective 02/11/2015

Effective xx 2015		1

1	INTRODUCTION	1

2	STATEMENT OF GENERAL PRINCIPLES	2

3	PROHIBITION ON INSIDER DEALING AND MARKET MANIPULATION	3

3.1	GENERAL PRINCIPLES	3

3.2	SPECIFIC RESTRICTIONS FOR FINANCIAL ANALYSTS AND PORTFOLIO MANAGERS	4

4	IMMEDIATE REPORTING REQUIREMENTS ON PERSONAL TRANSACTIONS	4

4.1	COVERED TRANSACTIONS	4

4.2	DISCLOSURE REQUIREMENTS	5

4.2.1	Disclosure requirements applicable to all Staff Members	5

4.2.2	Additional disclosure requirements	5

4.3	CONFIDENTIALITY	5

5	ADDITIONAL REQUIREMENTS FOR COVERED PERSONS	5

5.1	PRE-CLEARANCE OF CERTAIN PERSONAL INVESTING ACTIVITIES	6

5.2	REPORTS ON PERSONAL HOLDINGS AND DEALINGS	6

5.3	MISCELLANEOUS	8

6	DATA PROTECTION	10

1	INTRODUCTION

This Code of Ethics, as may be amended from time to time pursuant to all applicable rules and regulations (the “Code of Ethics”), applies to all employees, officers and directors of Candriam (hereafter, the “Staff Members”). Special additional requirements apply to Candriam who are Covered Persons, which are discussed below in Section 5. Adherence to this Code of Ethics is a fundamental and absolute condition of service with Candriam.

Candriam will provide a copy of this Code of Ethics to all Staff Members promptly after the effective date of this Code of Ethics or, for individuals who join Candriam after the effective date of this Code, at or promptly after the time such individuals become Staff Members.

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Candriam will circulate copies of any changes to this Code promptly after they are adopted to all Staff Members.

Violations of this Code of Ethics may result in the imposition of sanctions, including suspension or dismissal from Candriam’s employment, as set out in the works regulations applying to the relevant Staff Member.

2	STATEMENT OF GENERAL PRINCIPLES

(a)          Fiduciary Principles. Candriam is subject to fiduciary requirements under the laws of jurisdictions in which it offers and provides advisory services to clients.

For example, as a fiduciary as defined in the US Investment Advisers Act of 1940, Candriam owes an undivided duty of loyalty to its clients, and Candriam expects its Staff Members to adhere to this duty. It is Candriam’s policy that Staff Members subject to these requirements must conduct their personal dealings in securities so as to avoid not only actual conflicts of interest with Candriam’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us. Similar duties arise under other sources of law in the European Union under MIFID and the AIFM Directive.

(b)          Compliance with Law. Candriam strictly complies with the laws applicable to its business in the jurisdictions in which it offers or provides advisory services to clients, including applicable laws concerning investments and securities. Candriam expects its Staff Members to do so as well to the extent any such laws are applicable.

(c)          Purpose of these Rules. This Code of Ethics is designed to ensure, among other things, that the personal securities transactions of Candriam’s Staff Members are conducted in accordance with the following principles:

(i)          a duty at all times to place the interests of Candriam’s clients first and foremost;

(ii)         the requirement that all personal securities transactions be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of a person’s position of trust and responsibility; and

(iii)        the requirement that Candriam Staff Members should not take inappropriate advantage of their positions with Candriam.

(d)          Additional Prohibitions. In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all Candriam Staff Members are prohibited from:

(i)          employing any device, scheme or artifice to defraud any client or prospective client;

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(ii)         making to any client or prospective client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)        engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

(iv)        engaging in any manipulative practice with respect to any client or prospective client; and

(v)         revealing to any third party (except in the normal course of his or her duties on behalf of a client) any non-public information regarding securities transactions by any client or the consideration by any client or the Firm of any securities transactions.

(e)          Acknowledgement of receipt and Certification. Candriam will provide each year a copy of this Code of Ethics to each Staff Member. Each Staff Member shall provide to the Chief Compliance Officer initially (in the form attached as Exhibit 4) and, not later than 10 days after the end of each calendar year (in the form attached as Exhibit 5), a signed Acknowledgement of Receipt and Certification of Compliance with this Code of Ethics.

3	PROHIBITION ON INSIDER DEALING AND MARKET MANIPULATION

3.1	GENERAL PRINCIPLES

Candriam Staff Members are required to adhere strictly to all applicable laws and regulations concerning insider dealing and disclosure of material inside information. Violations of these laws and regulations may result in disciplinary action by Candriam, as well as penalties under law. Questions concerning these laws and regulations should be directed to Candriam’s Chief Compliance Officer.

As a general rule, personal transactions undertaken by each Staff Member must not conflict with Candriam’s duties to its customers under the regulatory system nor contravene the market abuse rules or involve the misuse or improper disclosure of confidential information. The prohibition also extends to using another person to take such actions or disclosing information or opinions to another person which might lead them to undertake such business.

The following rules are designed to protect Staff Members, and Candriam, from any allegation of improper conduct arising from personal transactions.

Staff Members may not try to avoid the rules by undertaking their personal transactions through the names of other persons whether connected to him/her or not. Therefore, if a Staff Member is precluded from entering into a transaction for his/her own account, he/she must not procure any other person to enter into such a personal transaction on his/her behalf.

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3.2	SPECIFIC RESTRICTIONS FOR FINANCIAL ANALYSTS AND PORTFOLIO MANAGERS

i.	A Staff Member who provides investment analysis is not permitted to undertake personal transactions on financial instruments issued by an issuer he/she covers as an analyst;

ii.	As a general rule, Candriam discourages Portfolio Managers from undertaking personal transactions for speculative purposes and encourages them to hold personal investments for a period longer than 3 months;

iii.	A Portfolio Manager is not permitted to undertake personal transactions in any financial instrument issued by an issuer in which the fund or the discretionary portfolio mandate he/she manages is currently invested;

In exceptional and duly justified circumstances the Compliance Officer may give such persons prior approval to undertake such personal transactions on a case-on-case basis.

Such prior approval could be given in case in which the Portfolio Manager wishes to sell the financial instruments he or she holds in his/her personal portfolio once the present Code enters into effect or when a Staff Member joins Candriam as a Portfolio Manager.

iv.	A Portfolio Manager is strongly advised not to undertake personal transactions in any financial instrument issued by an issuer on which he/she could invest in accordance with the investment guidelines of any fund or discretionary portfolio management that he/she manages.

For the avoidance of doubt, these restrictions do not apply in respect of personal transactions:

-	effected under a discretionary portfolio mandate if there is no prior communication in connection with the personal transaction between the Portfolio Manager’s own discretionary portfolio manager and him/ herself; or

-	on UCITS/AIF, regardless of whether managed by a Candriam entity.

4	IMMEDIATE REPORTING REQUIREMENTS ON PERSONAL TRANSACTIONS

4.1	COVERED TRANSACTIONS

“Covered Transactions” means all personal transactions on any financial instruments as defined by MIFID (including stocks, bonds, derivatives) which are not Exempt Transactions as defined in Exhibit 2 or which are not transactions on UCITS funds or European AIF funds.

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4.2	DISCLOSURE REQUIREMENTS

4.2.1 Disclosure requirements applicable to all Staff Members

Staff Members of Candriam must declare all of their Covered Transactions to the Compliance Officer by sending the filled-in Personal Account Dealing Declaration Form (in the Form attached as Exhibit 6) by e-mail to their Compliance Officer(s) no later than the business day after the transaction, or where the Staff Member enters into a transaction while absent from the office due, for example, to holidays or illness, without delay as soon as practicable thereafter and no later than the first day such Staff Member is back in the office.

4.2.2 Additional disclosure requirements

4.2.2.1 Portfolio Managers

Candriam Portfolio Managers must also declare personal transactions on collective investment schemes they manage by sending the filled-in Personal Account Dealing Declaration Form (in the Form attached as Exhibit 6) by e-mail to their Compliance Officer(s) no later than the business day after the transaction, or where the Portfolio Manager enters into a transaction while absent from the office due, for example, to holidays or illness, without delay as soon as practicable thereafter and no later than the first day such Portfolio Manager is back in the office.

4.2.2.2 Staff Members who are directors of a Candriam fund

Candriam Staff Members who sit on the Board of Directors of a Candriam fund must comply with the same disclosure requirements.

4.3	CONFIDENTIALITY

Monitoring under section 4 will remain limited to review of Covered Transactions and transactions defined under 4.2. All information gathered by the Compliance Officer will be treated with confidentiality in accordance with applicable law and regulations.

5	ADDITIONAL REQUIREMENTS FOR COVERED PERSONS

This section applies to Candriam Staff Members that are “Covered Persons” – i.e., Staff Members subject to Candriam’s supervision and who either (A) have access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any “reportable fund,” or (B) who are involved in making securities recommendations to clients, or who have access to such recommendations that are non-public.

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(A “reportable fund” is any US-registered investment company for which Candriam serves as an adviser or sub-adviser or any such investment company whose adviser or principal underwriter controls, is controlled by, or is under common control with Candriam.)

5.1	PRE-CLEARANCE OF CERTAIN PERSONAL INVESTING ACTIVITIES

Covered Persons and their Covered Accounts as defined on Exhibit 1 may not acquire beneficial ownership of any security in an initial public offering or a limited offering not made to the general public without first notifying Candriam’s Chief Compliance Officer and obtaining permission from Chief Compliance Officer for such transaction. Requests for such permission are to be submitted on the Personal Trading Authorization form attached as Exhibit 3.

However, certain members of Candriam’s Board of Directors are either employed by Candriam’s affiliate New York Life Investment Management (“NYLIM”) or another New York Life entity (“NYL Associated Directors”) or are not employed by Candriam, New York Life, or any affiliate of Candriam or New York Life (an “Outside Director”). Candriam seeks to keep any NYL Associated Directors and Outside Directors informed of Candriam’s investment activities through reports and other information provided in connection with Board meetings and other Board events. Since NYL Associated Directors and Outside Directors do not work in the investment business of Candriam, it is Candriam’s policy not to communicate routinely with them concerning specific trading information or advice on specific issues (i.e., no information is given regarding investments for which current activity is being considered for clients).

In light of this policy, such a Director need only obtain prior approval for a personal trade in a security if he or she knew or, in the ordinary course of his or her activities should have known, that during the 15-day period immediately before or after a transaction in that security, either a Candriam client purchased or sold that security or Candriam considered purchasing or selling that security on behalf of a client. If this occurs, then the Director would be required to submit a transaction report for the quarter in which the trade took place. That report may be submitted to Candriam under this policy, or in the case of a NYL Associated Director, to NYLIM under its Code of Ethics.

5.2	REPORTS ON PERSONAL HOLDINGS AND DEALINGS

In addition to immediate reporting requirements under article 4.1, consistent with the policy set forth in Section 5 above, and except as specified in subparagraph (g) below, a Covered Person is required to file the following reports with the Chief Compliance Officer:

a)	Initial Holding Reports. Within 30 days after adoption of these Rules (or in the case of persons who become Covered Persons after the effective date of these Rules, within 10 days after the date on which they become Covered Persons), each Covered Person shall submit to the Chief Compliance Officer:

1)	a signed Initial Certification of Compliance with Section 5 of the Code of Ethics (attached as Exhibit 4 hereto); and

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2)	schedules in such form as the Chief Compliance Officer may require listing (A) all Covered Accounts (as defined in Exhibit 1), and (B) all public and private securities and instruments directly or indirectly held by any Covered Account of such Covered Person (other than Exempt Transactions (as defined in Exhibit 2)), with non-public securities plainly indicated. This information must be current within 45 days after the date on which the person submitting the report became a Covered Person and shall include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security.

b)	Annual Holdings Reports. Each Covered Person shall, on or before 30 January in each year, submit to the Chief Compliance Officer an annual holdings report in a form to be established by the Chief Compliance Officer, which shall be current as of a date not more than 45 days prior to the date on which the report is submitted and contain:

1)	all Covered Accounts (as defined in Exhibit 1); and

2)	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Covered Person or any of his Covered Accounts has any direct or indirect beneficial ownership (other than Exempt Transactions (as defined in Exhibit 2)).

c)	Quarterly Transaction Reports. Each Covered Person shall, within 30 days of the end of each calendar quarter, submit to the Chief Compliance Officer a transaction report in a form to be established by the Chief Compliance Officer covering all transactions for the Covered Person and his or her Covered Accounts during the quarter and containing:

1)	with respect to trades during such quarter other than Exempt Transactions (as defined in Exhibit 2), (A) the date of each transaction, the title and number of securities and the principal amount of each security involved; (B) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (C) the price at which the transaction was effected; and (D) the name of the broker, dealer or bank with or through which the transaction was effected; and

(2)	the date on which the report is submitted.

d)	Exempt Transactions. Exempt Transactions (as defined in Exhibit 2) need not be reported under these Rules.

e)	Disclaimer of Beneficial Ownership. Any report required under this Code of Ethics may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

f)	Non-Securities Accounts. For the avoidance of doubt, the requirements described in this policy extend only to accounts in which a person holds investments in securities.

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g)	Certain Covered Persons Subject to NYLIM’s Code of Ethics. NYL Associated Directors who are subject to NYLIM’s Code of Ethics should instead follow NYLIM’s Code of Ethics for these reporting purposes.

5.3	MISCELLANEOUS

(a)          Chief Compliance Officer. The Chief Compliance Officer must request approvals or submit reports with respect to his/her personal securities transactions or other activities restricted by the Code of Ethics from a deputy compliance officer (the “Deputy Compliance Officer”).

(b)          Review Procedures. The Chief Compliance Officer shall be charged with supervising compliance with this Code. In this supervisory role, the Chief Compliance Officer shall, among other things, review at least quarterly the reports submitted with respect to Covered Person securities transactions for that quarter in order to (1) ensure that adequate records are being kept under Rule 204-2, as amended, and Rule 204A-1, as amended, of the Advisers Act and (2) determine if any Covered Person has failed to adhere to the preclearance procedures or trading restrictions under this Code.

(c)          Interpretation. The provisions of this Code of Ethics will be interpreted by the Chief Compliance Officer. Questions of interpretation should be directed to the Chief Compliance Officer or his designee.

(d)          Reporting of Violations. All Covered Persons, upon learning of any violation of these Rules, are expected to report the same promptly to the Chief Compliance Officer in writing. The Chief Compliance Officer shall note on any such report the date of its receipt.

(e)          Sanctions. If advised of a violation of this Code of Ethics by any Covered Person, the Chief Compliance Officer or, in the case of the Chief Compliance Officer, the Deputy Compliance Officer, may impose such sanctions as are deemed appropriate.

(f)          Records. Candriam will maintain and preserve the following records in the manner and to the extent set forth below, and shall be available for examination by representatives of the SEC:

(i)    a copy of this Code and any other rules or code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place, the first two years in Candriam’s office;

(ii)   a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in Candriam’s office;

(iii)  a copy of each report made pursuant to this Code shall be preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in Candriam’s office;

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(iv)   a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place, the first two years in Candriam’s office; and

(v)     record of any decision, and the reasons supporting the decision, to approve a transaction by an Covered Person in securities as provided under this Code shall be preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year in which the approval is granted, the first two years in Candriam’s office.

(g)          Confidentiality. All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

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6	DATA PROTECTION

Pursuant to this Code of Ethics, Staff Members are required to make disclosures on Covered Transactions and/or Covered Accounts.

These Covered Accounts relate not only to Staff Member’s financial portfolios but also to the financial portfolios of their spouse, significant others and all persons referred to Exhibit 1 (together “Relations”).

Given that such disclosures contain “personal data”, i.e. data relating to an identified or identifiable individual, such as Staff Members or their Relations, Candriam must comply with specific rules governing privacy and data protection. In particular, Candriam must provide the following information to the Members and their Relations:

–	Candriam Belgium (Avenue des Arts/Kunstlaan 58, 1000 Brussels), Candriam France (40 rue Washington – 75008 Paris) and Candriam Luxembourg (136, route d'Arlon L-1150 Luxembourg) are processing their respective Staff Members’ and/or Relations’ personal data for the purposes of this Code of Ethics covering the prevention of fraud, abuses, conflicts of interest, insider trading and any other misconducts as referred to in the Code of Ethics.

–	Such personal data may be transferred to other Candriam/New York Life entities for Compliance purposes as well as to competent authorities in the European Union and the United States when duly required by relevant laws or regulations; and

–	Staff Members and their Relations are entitled to access such personal data, rectify inaccuracies and object to the processing for legitimate reasons by contacting their local Compliance Officer.

Given that Candriam does not have any contact with such Relations, Candriam requests that Staff Members convey on its behalf the above information to them and relay to Candriam any request (including request for access/rectification of personal data) such Relations may have regarding the above data processing.

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EXHIBIT 1

COVERED ACCOUNTS

The Section 5 of the Code of Ethics applies to all transactions in the following investment accounts (“Covered Accounts”) and to the following types of investments:

(1)	accounts held for your benefit by you or other persons (including nominees, custodians, brokers, pledgees, partnerships, personal holding companies, trustees or other fiduciaries);

(2)	accounts held by (or for the benefit of) your spouse or any children or relatives who share your home;

(3)	accounts (other than Candriam’s client accounts) for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:

(i)	voting power (which includes power to vote, or to direct the voting of, a security), or

(ii)	investment power (which includes the power to dispose, or to direct the disposition), of a security; or

(4)	accounts held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

(i)	arrangements (which may be informal) under which you have agreed to share the profits from an investment, and

(ii)	accounts maintained or administered by you for a relative (such as children or parents) who do not share your home.

(5)	any investments in an initial public offering (“IPO”);

(6)	any investments in a limited offering, such as venture financings, hedge funds, private equity funds, funds of hedge funds, unless listed on a stock exchange; and

(7)	any investments otherwise offered to the general public.

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EXHIBIT 2

EXEMPT TRANSACTIONS

The following types of securities or transactions need not be reported or precleared under this Code of Ethics, except as specifically provided otherwise (the “Exempt Transactions”):

(1)	Securities which are direct obligations of the United States (i.e., US treasuries);

(2)	Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

(3)	Transactions effected in any Covered Account over which the Covered Person has no direct or indirect influence or control (a “Non-Discretionary Account”). A Covered Person shall be deemed to have “no direct or indirect influence or control” over an account only if the following conditions are met: (i) investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the Covered Person, or decisions for the account are made by a family member and not by the Covered Person, (ii) the Covered Person (and, where applicable, the family member) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or family member, and (iii) the Chief Compliance Officer has determined that the account satisfies the foregoing requirements. A Covered Person must submit an annual certification with respect to Non-Discretionary Accounts that the Covered Person does not discuss any investment decisions with the person making investment decisions;

(4)	Transactions which are effected pursuant to an automatic investment plan;

(5)	Transactions involving the trading of shares of money market funds;

(6)	Transactions and holdings in shares of other types of investment funds that are offered generally to the public, unless Candriam or an affiliate of Candriam acts as the investment adviser, placement agent, or underwriter for the fund;

(7)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in investment funds for which Candriam and its affiliates do not act as investment adviser, placement agent, or underwriter.

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EXHIBIT 3

PERSONAL TRADING AUTHORIZATION

COVERED PERSON
DATE

Symbol	Security	Nature of Trade (Buy/Sell)	Quantity	Executed Price	Broker

COVERED PERSON
SIGNATURE

TRADE AUTHORIZATION
Chief Compliance Officer

By signing this form, the Covered Person affirms that he/she has read and understands Candriam’s Code of Ethics. The above order is in compliance with Candriam’s policy governing personal securities transactions, insider trading and securities fraud. In addition, the Covered Person hereby certifies that the above transactions are not based on any material non-public information, and that the Covered Person has taken appropriate steps to ascertain that the securities are not (a) being bought or sold on behalf of any of Candriam’s clients, (b) the subject of a written buy or sell recommendation from the investment committee of Candriam or (c) actively being considered for sale or purchase on behalf of Candriam’s clients, even though no buy or sell order has been placed.

The above trades, once authorized, and provided that the Covered Person still wishes to execute such trades, must be executed by the close of business on the next business day.

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EXHIBIT 4

INITIAL CERTIFICATION OF COMPLIANCE

I acknowledge that I have received Code of Ethics and represent that:

(1)    I have received and read the entire Code of Ethics and I understand that they apply to me. I will comply with the Code of Ethics in all respects.

(2)    I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

(3)    * I understand that my Covered Accounts include accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

(4)    * In accordance with the Code of Ethics, I have attached schedules fully disclosing all Covered Accounts (Schedule A) and all public and private securities and instruments directly or indirectly held by any Covered Account (Schedule B) (other than Exempt Transactions).

Signature

Print Name

Dated

(*) for “Covered Persons” only

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SCHEDULE A

LIST OF COVERED ACCOUNTS

Covered Person Name:

Following is a complete list of all my Covered Accounts:

Account Name	Account Number	Brokerage Firm

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SCHEDULE B

SECURITIES HOLDINGS IN COVERED ACCOUNTS

In accordance with the Section 5 of the Code of Ethics, please provide a list of all securities (other than Exempted Transactions) held in Covered Accounts:

(1)	Name of Covered Person:

(2)	If different than (1), name of the
person in whose name the account
is held:

(3)	Relationship of (2) to (1):

(4)	Broker at which Account is
maintained:

(5)	Account Number:

(6)	Contact person at Broker
and phone number:

(7)       For each Covered Account, attach the most recent account statement listing securities in that account. If not plainly indicated on the account statement, please make a notation as to which securities are private securities. If you own securities that are not listed in an attached account statement, list them below:

Name of Security	Quantity	Value	Custodian	Public/Private

1.

2.

3.

4.

5.

(Attach separate sheet if necessary)

I certify that the securities listed on this form and the attached statements (if any) constitute all of the securities in Covered Accounts.

Covered Person’s Signature
Print Name:
Date:

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EXHIBIT 5

ANNUAL CERTIFICATION OF COMPLIANCE

WITH THE CODE OF ETHICS

I hereby certify that I have received and read the entire Code of Ethics and I understand that it applies to me.

I certify that during the past year:

(1)         I have complied with the Code of Ethics in all respects.

(2)         (*) In accordance with the Section 5 of the Code of Ethics, I have fully disclosed and/or reported the securities holdings and securities transactions in my Covered Accounts.

Signature
Print Name:
Date:

(*) for “Covered Persons” only

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EXHIBIT 6

NB : This form is available on Candriam’s Compliance Intranet.

Report of Covered Transactions

Surname:
First name:
Entity:
Department:
Position:

In accordance with professional ethics rules, I hereby declare the following transaction:

Date of transaction:	Cancellation of order (X):
Purchase/Sale/Exercise:	Cancellation date:
Number of securities:
Type of security:
Name of security:	Security's ISIN code:
Price limit:	Trading platform/market:
Date limit:	Transaction channel/Broker used:

Enacted for:

my own account (Y/N):
on behalf of a relative:

I hereby certify that this transaction was not done on the basis of privileged or confidential information pertaining to Candriam clients / funds, or their transactions and does not give rise to any conflict of interest.

I hereby pledge to provide the Compliance Officer, on request, with any document relevant to this transaction.

Please sent this document to your Compliance Officer by e-mail

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